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                                                                EXHIBIT 99.5

                                     [LETTERHEAD]

May 11, 1999



Mr. Robert M. Fell
& All Directors at
YOUBET.COM, INC.                                       Via fax: 310-444-3390
1950 Sawtelle Blvd., Suite 180                                  310-558-0189
Los Angeles, CA 90025

  RE:  Acquisition of 60% UBET

Dear Board Members:

This proposal is informal but very real. It is subject of course to due diligence and my subsequent approval. It is my desire to purchase 30 million of the 50 million authorized shares of common stock, or 60% of the company. The offering price has been determined as follows:

If I was able to go into the market and purchase 60% of the current outstanding shares at the trading price it would be approximately 8,588,838 shares or 60% of 14,314,731 outstanding shares at a price of $16.50, for a total of $141,715,827. This is what I would be willing to pay for 30,000,000 shares of common from the treasury as I want the $141,715,827 purchase price to go into the company. This will drive the book value of the stock from $.19/share to over $2.00/share. Right now the stock is trading at 82 times book value. At the new book value it could go through the roof. My new shares [30 million] are to be registered upon my discretion and automatically upon UBET going on NASDAQ. We will be on NASDAQ immediately.

To accomplish this you will have to put approximately 5.1 million shares back into the company that are currently being held as warrants. I will replace those warrants by giving you back 5.5 million warrants at $4.00 within 30 days of closing. These warrants can be registered at your discretion and upon moving to NASDAQ it would be automatic. The terms follow the warrants regardless of ownership. Registration stays the same even if transferred.

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New By Laws will have to be issued to allow me to appoint additional board members immediately after closing to take control of the Board. The new board members will come from my partner [one of four Bell Companies - cannot name at this time] who will in fact operate the company through current management. Their presence will ignite the market and greatly help in the marketing efforts.

Additional guarantees will have to be in place as part of the deal to assure no changes in the company after closing until the new board is in place. [Moratorium on contracts, stock issuance, financial spending, etc...].

The current notes convertible to 4.5 million shares of common stock will be bought by the company after closing. The 5.5 million warrants at $4.00 will be provided either by a reverse split or new authorization over and above the current 50 million. This decision will be driven by market reaction to the acquisition, new book value, press releases, and strategic partners. We will make sure the stock continues to go up.

There is nothing hidden in this offer. It is a simple deal that has incredible potential. I can create a 24 hour racing channel immediately for UBET that can originate [rebroadcast] right from your backyard. Also, I have made a serious offer to purchase control in the company that owns Colonial Downs Race Track in Virginia. I believe I can get control and even if I don't I will purchase a premier track somewhere to eliminate Youbet's licensed parimutuel contract problems forever.

This UBET stock purchase will be with our money and we will be using our partner's expertise and personnel to help take Youbet to the next level. This will also help us compete with AT&T or any other major communication company.

I look forward to your reaction as I have many applications that can be integrated into Youbet, including electronic high stakes bingo that can be played in between races.


Yours truly,

/s/ Michael Lovern, Sr.

Michael Lovern, Sr.
President

cc:  Gary N. Jacobs - Christensen, Miller, Fink, Jacobs,
                       Glaser, Weil, Shapiro LLP

     Rober Peariman - Peariman & Peariman